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                                                                    EXHIBIT 10.7




                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 9th day of June, 1999, is entered into by Optical Technology Group, Inc., a Maryland corporation with its principal place of business at One Democracy Plaza, 6701 Democracy Boulevard, Bethesda, Maryland 20817 (the "Company"), and Richard A. Kay, residing at 13618 Cherrydale Drive, Rockville, Maryland (the "Employee").

         The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on June 9, 1999 (the "Commencement Date") and ending on December 31, 2003 (such period, as it may be extended, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4. For purposes of this Agreement, the employment of the Employee by Optical Technology Group, Inc. (the "Parent") or an affiliate of the Parent shall be deemed to constitute employment by the Company, and the period of such employment with the Parent or an affiliate shall be deemed to be part of the Employment Period.

         2. Title; Capacity. The Employee shall serve as President, Chief Executive Officer and Chairman of the Board of the Company. The Employee shall be subject to the supervision of, and, subject to the first sentence of this
Section 2, shall have such authority as is delegated to him by, the Board of Directors of the Company (the "Board").


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         The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to him consistent with his positions as President and Chief Executive Officer. During the Employment Period, the Employee agrees to devote such business time, attention and energies to the business and interests of the Company as is necessary for him to carry out his responsibilities under this Agreement and the discharge of his duties and responsibilities hereunder. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company, as such rules, regulations, instructions, personnel practices and policies may reasonably be applied to the Employee as President and Chief Executive Officer of the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

         3. Compensation and Benefits.

            3.1 Salary. The Company shall pay the Employee, in semi-monthly installments, an annual base salary of Four Hundred Eighty Five Thousand Dollars ($485,000) with a bonus in the amount of One Hundred Fifteen Thousand Dollars ($115,000) for the one-year period commencing on the Commencement Date, which amount shall be subject to increase but not decrease during that period. After June 9, 2000, the Board of Directors of the Company shall set the compensation and bonus of the Employee. The Company agrees to review the Employee's annual base salary on an annual basis no later than July 1 of each calendar year commencing in 2000 to consider a merit increase in such annual base salary for such calendar year based upon the performance of the Employee during the prior calendar year. Any such merit increase shall be effective as of the first day of such calendar year. In the event that the



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Employee is, or is to be, employed for less than a full calendar month, the semi-monthly installments of the annual base salary shall be appropriately adjusted.

            3.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus, benefit and fringe benefit programs that the Company or the Parent establishes and makes available to employees or executives of the Company, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate, which programs shall be as favorable as those made available to employees of the Parent in comparable positions. The Employee shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Company or its designee.

            3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with and subject to the terms of the policies of the Company.

         4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

            4.1 Expiration of the Employment Period in accordance with
Section 1;

            4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, "Cause" for termination shall be deemed to exist solely upon the occurrence of an event set forth in "Exhibit A to Executive Employment Agreement," which has been attached hereto as Exhibit A; or

            4.3 Thirty (30) days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical


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or mental disability, for a period of ninety (90) consecutive days during any
360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

            4.4 At the election of the Employee, upon not less than sixty (60) days' prior written notice to the Company given promptly after the occurrence of the event giving rise to such termination, in the event of the Company's taking any of the following actions, which actions shall not have been cured within such sixty (60)-day period: (a) material and adverse diminution, on a cumulative basis, of the Employee's duties, authority, position, compensation (other than bonus or other discretionary elements of the Employee's compensation) or aggregate benefits, including, without limitation, failure to cause the Employee to retain the positions of President and Chief Executive Officer of the Company;
(b) the failure of the Employee to be elected to and remain Chairman of the Board throughout the Employment Period (provided the Employee is willing to serve as such on the same terms and conditions as other employee-directors) (unless the Employee is removed from the Board of Directors in connection with the termination of the Employee's employment pursuant to Sections 4.2, 4.3, or
4.4 of this Agreement); or (c) the relocation (other than upon the Employee's recommendation) of the Company's principal executive offices to a location more than fifty (50) miles outside the city limits of Bethesda, Maryland.

         5. Effect of Termination.



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            5.1 Termination by the Company for Cause. In the event the
Employee's employment is terminated by the Company pursuant to Section 4.2, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

            5.2 Termination by the Company Without Cause; Termination by the Employee for Cause.

                (a) In the event the Employee's employment is terminated by the Employee pursuant to Section 4.4, or by the Company for any reason other than Cause as defined in Section 4.2 ("Without Cause") (each, a "Qualifying Termination"), the Company shall pay or provide to the Employee the compensation and benefits payable or provided to him under Section 3 through the last day of his actual employment by the Company. If the Employee's employment is terminated by the Employee pursuant to Section 4.4 or by the Company Without Cause, the provisions of Section 6 shall cease to apply to the Employee as of the effective date of termination.

                (b) In the event of a Qualifying Termination, the Company shall make severance payments to the Employee in an amount equal to (A) the greater of
(1) the entire remaining portion of his compensation for the term of this Agreement, or (2) the amount of his annual salary at the date of termination, which amount is to be paid in equal increments over the twelve (12)-month period commencing on the effective date of such termination, plus (B) in a lump sum within ninety (90) days after the end of the applicable fiscal year, the Annual Bonus that would otherwise have been paid to Employee for the fiscal year in which such termination occurred.



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                (c) The severance payment provided for in this Section 5.2 shall be made in monthly installments on the first day of each calendar month. Such installments shall be appropriately adjusted in the event a severance payment is due for any partial calendar month.

                (d) Following any Qualifying Termination, the Company shall continue to pay for or provide to the Employee the fringe benefits other than health, disability and term life insurance benefits as may have been provided to the Employee in accordance with Section 3.2 immediately prior to such Qualifying Termination for a period ending on the earliest of (i) December 31, 2003, (ii) the date of the Employee's employment by a third party on a substantially full-time basis, (iii) the date six months after the effective date of such Qualifying Termination, or (iv) the death of the Employee. Following any Qualifying Termination, the Company shall continue to pay for or provide to the Employee such health, disability and term life insurance benefits as may have been provided to the Employee in accordance with Section 3.2 immediately prior to such Qualifying Termination (subject to changes in the terms of such coverage by the provider as may be applicable to the Company as a whole) for a period ending on the earliest of (A) the date of the Employee's employment by a third party on a substantially full-time basis, if such third party offers Employee substantially comparable health, disability and term life insurance benefits on at least as favorable terms, (B) the death of the Employee, or (C) December 31, 2003.

         The Employee shall notify the Company promptly following his acceptance of any offer of employment by a third party. The Employee shall be under no obligation to seek other employment following any Qualifying Termination, and any amounts he earns in any other employment shall not reduce or offset the severance payments or other amounts due hereunder except as specifically provided in this Section 5.2(d).



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           5.3 Termination for Death or Disability. In the event the
Employee's employment is terminated by death or because of disability pursuant to Section 4.3 (a "Section 4.3 Termination"), the Company shall pay or provide to the estate of the Employee or to the Employee, as the case may be, the compensation and benefits payable or provided to him under Section 3 through the last day of his employment by the Company as determined in accordance with
Section 4.3.

           5.4 Termination Upon Change in Control of the Company.

                (a) In the event the Employee's employment is terminated pursuant to Section 4.4 or by the Company Without Cause within twelve (12) months following a Change in Control (as defined below) of the Company, the Company shall make a one-time lump sum severance payment (the "Change in Control Severance Payment") to the Employee in an amount equal to the amount of compensation due to the Employee under this Agreement for the remainder of the term of this Agreement, if such payment would be greater than the amount otherwise payable to Employee under Section 5.2(b). In such event, the Employee shall not be entitled to the payments to which he would otherwise be entitled pursuant to Section 5.2(b), but shall continue to be entitled to benefits provided by the Company pursuant to and in accordance with Section 5.2(d).

                (b) The Change in Control Severance Payment payable under this
Section 5.4 shall be made without regard to whether the deductibility of such payment (or any other "parachute payments," as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), to or for the Employee's benefit) would be limited or precluded by Section 280G and without regard to whether such payments (or any other



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"parachute payments" as so defined) would subject the Employee to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code.

                (c) Tax Adjustment Payments. If all or any portion of the amount payable to Employee under this Agreement (together with all other payments of cash or property, whether pursuant to this Agreement or otherwise, including, without limitation, the issuance of options or shares or the granting, exercise or termination of options therefor), constitutes "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased to the extent necessary to place Employee in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to Employee under this Agreement or any other payment that Employee may receive in connection therewith. The determination of the amount of any such tax or assessment and the incremental payment required hereby in connection therewith shall be made by the accounting firm employed by the Company with thirty (30) calendar days after such payment and said incremental payment shall be made within thirty (30) business days after determination has been made. If, after the date upon which the payment required by this Section 5.4(c) has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment, or otherwise) that the amount of excise or other similar taxes or assessments payable by Employee is greater than the amount initially so determined, then the Company shall pay Employee an amount equal to the sum of (i) such additional excise or other taxes, plus (ii) any interest fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Employee for any income, excise or other tax assessment payable



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by Employee with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Section 5.4(c). Payment thereof shall be made within ten (10) business days after the date upon which such subsequent determination is made.

                (d) A "Change of Control" of the Company shall occur or be deemed to have occurred in the event that:

                    (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, acquires "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities (other than through an acquisition of securities directly from the Company);

                    (ii) individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or

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removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                   (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

                   (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

           5.5  Registration Rights.

                (a) In the event Employee is terminated pursuant to the provisions of Sections 4.2, 4.4, 5.4(a), or Without Cause, Employee shall have the right to require the Company to register under the Securities Act of 1933, as amended ("Securities Act") any shares then held by him, either on a Form S-3 or a Form S-1 (or any successor forms thereto), within thirty (30) days from the date of such termination. The Company shall pay all expenses in connection with any such offering, except for underwriting discounts and expenses.


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                (b) For the three (3) years following his termination for any reason, the Employee shall have the right to require the Company, once in each twelve (12)-month period, to register under the Securities Act any shares then held by him either on a Form S-3 or a Form S-1 (or any successor forms thereto). The Company shall pay all expenses in connection with any such offering, except for underwriting discounts and expenses.

         6. Non-Compete.

                (a) During the Employment Period and for a period of two (2) years after the termination or expiration thereof, the Employee will not directly or indirectly:

                    (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage in the business (the "Restricted Business") of developing, producing, marketing, selling or performing products or services of the kind or type developed or being developed, produced, marketed, sold or performed by the Company while the Employee was employed by the Company (provided that following the expiration or termination of the Employment Period, (a) the Employee may act as an employee of or consultant to a person or entity which engages in the Restricted Business so long as the Employee does not himself engage in or assist the person or entity in engaging in the Restricted Business by virtue of such employment or consulting relationship; (b) the Employee may serve as a senior executive in a corporation or other entity that has a division or subsidiary that reports to the Employee and that engages in the Restricted Business if the Employee is no more than nominally involved in the day-to-day operations or business practices of such division or subsidiary; and (c) the Employee may provide investment banking and any advisory services to corporations or other entities



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engaged in the Restricted Business relating to financing, mergers, acquisitions and dispositions); or

                    (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                    (iii) divert or take away, or attempt to divert or to take away, the business or patronage, of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

                (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         7. Inventions and Proprietary Information.

            7.1 Inventions.


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                (a) All inventions, discoveries, computer programs, data,
technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Employee, solely or jointly with others and whether during normal business hours or otherwise, during his employment by the Company pursuant to this Agreement ("Inventions") shall be the sole property of the Company. The Employee hereby assigns to the Company all such Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney, but without any out-of-pocket expense to the Employee, to execute, file, prosecute and protect the same before any government agency, court or authority. The Employee hereby waives all claims to moral rights in any Invention. Upon the request of the Company and at the Company's expense, the Employee shall execute such further assignments, documents and other instruments as may be necessary or desirable to assign fully and completely all such Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Invention.

                (b) The Employee shall promptly disclose to the Company all such Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by the Company) to document the conception and/or first actual reduction to practice of any such Invention. Such written records shall be available to and remain the sole property of the Company at all times.

         7.2 Proprietary Information.



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                (a) The Employee acknowledges that his relationship with the
Company is one of high trust and confidence and that in the course of his employment by the Company he will have access to and contact with Proprietary Information. The Employee agrees that he will not, during the Employment Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or any Invention.

                (b) For purposes of this Agreement, Proprietary Information shall mean all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, formation, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Employee in the course of his employment by the Company.

                (c) The Employee's obligations under this Section 7.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Employee of the terms of this
Section 7.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board or an authorized employee of the Company, (iv) is communicated to the Employee by a third party under no duty of confidentiality with respect to such information to the Company or another party, or (v) is required to be disclosed by the Employee to comply with applicable laws, governmental regulations, court order or subpoena, provided that the Employee provides prior written notice of such disclosure to the Company and



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an opportunity for the Company to object to such disclosure and further provided that the Employee cooperates with the Company and takes reasonable and lawful actions requested by the Company (the out-of-pocket costs of which shall be paid by the Company) to avoid and/or minimize the extent of such disclosure.

                (d) Upon termination of this Agreement or at any other time upon request by the Company, the Employee shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company.

                (e) The Employee represents that the Employee's employment by the Company and the performance by the Employee of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Employee shall not disclose to the Company, and the Company shall not request that the Employee disclose, any trade secrets or confidential or proprietary information of any other party.

                (f) The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. If the Employee's duties hereunder will require disclosures to be made to him subject to



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such obligations and restrictions, the Employee agrees to be bound by them and to take all action necessary to discharge the obligations of the Company under such agreements.

           7.3 Remedies. The Employee acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Employee agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to seek to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

        8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

        9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

        10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including but not limited to that certain Employment Agreement dated June 9, 1998 by and between Employee and Company.

        11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

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        12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland.

        13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

        14. Survival. The provisions of Sections 5, 6 and 7 shall survive the termination of this Agreement.

        15. Miscellaneous.

            15.1 No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

            15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            15.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

         OPTICAL TECHNOLOGY GROUP, INC.

         By: /s/ F. WILLIAM CAPLE
             --------------------------
             F. William Caple

         Title:  Exec. V.P.
                -----------------------




         EMPLOYEE

         /s/ RICHARD A. KAY
         ------------------------------
         Richard A. Kay



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